Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement on Form S-3 (No. 333-157603) and Form S-8 (No. 333-43462, 333-143166 and 333-143165) of our report dated March 31, 2009, relating to our audit of the consolidated financial statements of Central Virginia Bankshares, Inc. and subsidiaries, included in the Annual Report on Form 10-K for the year ended December 31, 2008.

Winchester, Virginia

March 31, 2009